Exhibit 99.7(c)

For Protective’s Executive Benefit Universal Life product:
*Swiss Re Life & Health America Inc. (Jefferson City, Missouri)
*The Toa Reinsurance Company, Ltd (Tokyo, Japan)
(With intermediary broker Reinsurance Management Associates (Toronto, Ontario, Canada))

*Korean Reinsurance Company (Seoul, South Korea)
(With intermediary broker Reinsurance Management Associates (Toronto, Ontario, Canada))

Reinsurers with asterisks are those with reinsurance agreements open for new UL business (i.e., as of 5/1/2021).